Exhibit 99.1

**For Immediate Release**	For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc. Announces Quarterly Cash Dividend and
Adoption of a Stock Repurchase 10b5-1 Plan

RENTON, WASHINGTON – November 19, 2015, First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today announced that its Board of Directors has declared a quarterly cash dividend of $0.06 per share on the Company’s outstanding common stock.  The cash dividend will be payable on December 18, 2015, to shareholders of record as of the close of business on December 4, 2015.

Additionally, the Company announced that its Board of Directors adopted a pre-arranged stock trading plan for the purpose of repurchasing a limited number of shares of the Company’s common stock in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. This plan has been established in accordance with, and as a part of, the Company’s stock repurchase program previously announced on October 28, 2015.

Rule 10b5-1 allows a company to adopt a written, pre-arranged stock trading plan at a time when it does not have material, non-public information and avoids concerns about whether it had material, non-public information at the time of the repurchase transactions pursuant to the plan.

Repurchases under the Company’s 10b5-1 plan will be administered through an independent broker. The plan will cover the repurchase of shares commencing no earlier than December 21, 2015, and expiring April 27, 2016. Repurchases are subject to SEC requirements as well as certain price, volume, and timing constraints specified in the plan.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its two full-service banking offices. For additional information about us, please visit our website at www.ffnwb.com and click on the “Investor Relations” section.

Forward Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in First Financial Northwest, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.